Exhibit 10.10

July 17, 2020

Dear Neil:

I am pleased to confirm your offer of employment at Paladina Health LLC. We look forward to your first day of work on TBD. You will be working as our Chief Financial Officer reporting to Chris Miller, CEO. The following represents the terms and conditions in this regard:

Your base salary for this position will be $350,000 per annum, less standard deductions and authorized withholdings. In addition, you will be eligible to receive an annual performance bonus of $175,000, which is a discretionary bonus and payable in a manner consistent with our practices and procedures. Your bonus opportunity will be pro-rated to reflect the number of completed months you have worked in your year of hire.

Your position is exempt under the wage and hour laws. You will be paid bi-weekly pursuant to our normal payroll practices. Your status will be that of a regular full-time benefit eligible teammate. Any further salary increases will be based upon Paladina Health’s compensation program and your performance.

Subject to approval by the Employer’s Board of Directors, Employee will receive an equity-based award which award will be structured as profits interests in the Employer. Upon approval of the Board of Directors Employer shall award to Employee: 369,444 Value A Units, 217,320 Value B Units, 378,558 Value C Units, and 459,677 Value D Units, subject to the terms and conditions of the separately provided Award Agreement. Subject to the terms and conditions of the Award Agreement twenty-five percent (25%) of each class of the Value Units granted to Employee herein shall vest on the first anniversary of your first date of employment (the “Vesting Commencement Date” and “Issue Date”), with the remaining portion of each class of such Value Units vesting thereafter in thirty-six (36) substantially equal monthly installments such that one-hundred percent (100%) of each class of the Value Units granted as of the Issue Date shall become fully vested on the fourth anniversary of the Vesting Commencement Date. For the avoidance of doubt, the foregoing vesting schedule requires the continued employment of Employee by Employer through each applicable vesting date as a condition to the vesting of the applicable installment of the Value Units granted herein.

You will be eligible to receive health and disability insurance benefits, as well as other related benefits, under the same terms and conditions generally applicable to Paladina Health teammates at the similar level of compensation and responsibility. You will be eligible to participate in Paladina Health’s comprehensive health and disability insurance plans on the first of the month following your date of hire. You will be receiving a summary of Paladina Health’s benefits outlining your choices.

It is understood and agreed that your employment will be at-will, and either you or Paladina Health may terminate the relationship at any time, for any or no reason, with or without notice. The terms of this letter, therefore, do not, and are not intended to, create an express or implied contract of employment.

1400 Wewatta Street Suite 350 Denver, CO 80202    |    www.paladinahealth.com

Your at-will employment relationship may only be modified by a written agreement, signed by an officer or director of Paladina Health. However, in the event that your employment is terminated by Paladina Health for reasons other than for cause, you will be eligible to receive base salary continuation for six (6) months. Any salary continuation payments will be contingent on your agreement to the Paladina Health standard release agreement, which includes a full release of claims against Paladina Health.

As a condition of employment, you will need to sign the Non-competition, Non-solicitation and Confidentiality Agreement.

Please note that this offer is contingent upon successful completion and receipt of pre-employment background check results before your first day of employment. You will be contacted by our Human Resources team to complete the applicable paperwork.

If you accept the terms of this offer, please sign the letter below and return it to me as soon as possible. We look forward to your first day of work, and being a part of Paladina Health’s efforts to revolutionize healthcare. If you have any questions, or if I may provide further information, please do not hesitate to contact me directly.

Sincerely,

/s/ Allison Velez

Allison Velez

Chief People Officer

I accept the position of Chief Financial Officer under the terms and conditions outlined above.

/s/ Neil Flanagan	7/17/2020
Neil Flanagan	Date

1400 Wewatta Street Suite 350 Denver, CO 80202    |    www.paladinahealth.com